UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2021

Williams-Sonoma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-14077	94-2203880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Van Ness Avenue, San Francisco, California 94109
(Address of principal executive offices)

Registrant’s telephone number, including area code (415) 421-7900

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Common Stock, par value $.01 per share	WSM	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement

On August 22, 2021, Williams-Sonoma, Inc. (the “Company”) amended its Reimbursement Agreements, dated as of August 30, 2013, and as previously amended on August 29, 2014, August 28, 2015, August 26, 2016, August 25, 2017, August 24, 2018, August 23, 2019, and August 23, 2020, with each of Bank of America, N.A., Wells Fargo Bank, N.A. and U.S. Bank National Association (collectively, the “Banks”), to extend the maturity dates of the agreements. These Reimbursement Agreements allow the Company and its subsidiary, Williams-Sonoma Singapore Pte. Ltd. (the “Singapore Subsidiary”), to request the Banks to issue letters of credit on the Company’s behalf, the Singapore Subsidiary’s behalf or on behalf of any of its other subsidiaries until the maturity of the agreements on August 22, 2022. The aggregate credit available under the facilities is $35,000,000. The Company also has a $500,000,000 unsecured revolving line of credit with Bank of America, N.A., among others. As of August 22, 2021, there were approximately $6,900,000 of issued letters of credit outstanding under the facilities.

The letter of credit facilities contain certain restrictive loan covenants that are consistent with the Company’s unsecured revolving line of credit, including, among others, certain financial covenants, and covenants limiting the Company’s ability to dispose of assets, make acquisitions, be acquired (if a default would result from the acquisition), incur indebtedness, grant liens and make investments. The Company’s obligations under the letter of credit facilities are guaranteed by certain of the Company’s U.S. subsidiaries. The Singapore Subsidiary’s obligations under the letter of credit facilities are guaranteed by the Company.

The letter of credit facilities also contain events of default that include, among others, non-payment of drawings under letters of credit or fees, violation of covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments, cross defaults to material indebtedness and events constituting a change of control. The occurrence of an event of default will result in the imposition of interest on unreimbursed amounts at the lender’s prime rate (or if greater, the average rate on overnight federal funds plus one-half of one percent) plus 2.0%, and could result in the acceleration of the Company’s obligations under the letter of credit facilities, an obligation of the Company to deposit with the Banks as collateral an amount equal to all outstanding letters of credit, and an obligation of any or all of the Company’s subsidiaries that have guaranteed the letter of credit facilities to pay the full amount of the Company’s obligations under the letter of credit facilities.

Item 2.02.    Results of Operations and Financial Condition

On August 25, 2021, the Company issued a press release announcing the Company’s financial results for its second quarter ended August 1, 2021. A copy of the Company’s press release is attached as Exhibit 99.1. The attached exhibit is provided under Item 2.02 of Form 8-K and is furnished to, but not filed with, the Securities and Exchange Commission.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of a Registrant

The disclosure set forth under Item 1.01 of this Current Report is incorporated by reference herein.

Item 8.01.    Other Events

On August 25, 2021, the Company issued a press release announcing that its Board of Directors authorized a 20% increase in the Company’s quarterly cash dividend and also approved a new $1.25 billion stock repurchase authorization, which supersedes the remaining outstanding under the Company’s current stock repurchase authorization. A copy of the Company’s press release is attached as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d)	List of Exhibits:

99.1
Press Release dated August 25, 2021 titled Williams-Sonoma, Inc. announces strong second quarter results; Q2 revenues grow 30.7% with comparable brand revenue growth of 29.8%, 2YR comp of 40.3%; Q2 GAAP operating margin of 16.6%; Q2 Non-GAAP operating margin expansion of 360bps to 16.7%; Q2 GAAP diluted EPS of $3.21; Q2 Non-GAAP diluted EPS of $3.24, increasing 80%; Quarterly dividend increase of 20%; new stock repurchase authorization of $1.25 billion; Raises full-year 2021 and long-term outlook.

99.2	Press Release dated August 25, 2021 titled Williams-Sonoma, Inc. announces a 20% quarterly dividend increase and a new $1.25 billion stock repurchase authorization.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAMS-SONOMA, INC.

Date: August 25, 2021	By:	/s/ Julie Whalen
Julie Whalen
Chief Financial Officer
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